Exhibit 99.1

Spansion Reports Second Quarter 2007 Results

Gross Margin Increases And Positive Second Half Outlook

SUNNYVALE, CA – July 19, 2007 – Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the quarter ended July 1, 2007. For the second quarter of 2007, the company reported gross margin increased to 17 percent, compared to 14 percent in the first quarter of 2007, on relatively flat net sales. As a result of the gross margin growth, Spansion reduced its operating loss to $65 million in the second quarter of 2007, an 8 percent improvement over the first quarter of 2007, and reduced its net loss to $67 million, or $0.50 cents per share compared to a net loss of $75 million, or $0.56 per share in the first quarter of 2007.

Gross margin growth for the second quarter of 2007 reflected the improved manufacturability and increased output of 90-nanometer MirrorBit® technology at Spansion’s Fab 25 wafer fabrication facility, higher Spansion Flash memory content shipped in multi-chip packages (MCPs), initial savings realized from the $50-100 million annual cost savings program announced earlier this year, and the cost savings and gain associated with the sale of Spansion’s older JV1/JV2 manufacturing facilities to Fujitsu.

For the second quarter of 2007, the company reported net sales of $609 million, a 3 percent decrease over net sales of $628 million in the first quarter of 2007. In the second quarter of 2007, Spansion reduced the overall density and dollars shipped of bundled RAM in MCPs, and increased the dollar value of Flash memory content quarter over quarter, demonstrating the continued demand for Spansion Flash memory.

In the second quarter of 2007, the company was particularly successful migrating to higher density MirrorBit products in both the Wireless Solutions Division (WSD) and Consumer, Smart Card and Industrial Division (CSID). As a result, total bits shipped during the second quarter of 2007 increased approximately 66 percent compared to the second quarter of 2006, and increased 19 percent compared to the first quarter of 2007.

“During the second quarter, Spansion achieved significant gross margin improvement in an environment of greater than usual ASP reduction,” said Bertrand Cambou, president and CEO, Spansion Inc. “We had a strong operational quarter with the ramp of 90nm technology, and commercially achieved further growth of MirrorBit ORNAND™ and other high density MirrorBit sales.”

In the consumer, industrial and automotive sectors, CSID had a strong quarter, with net sales up 13 percent over first quarter of 2007 to $271 million, and unit shipments increasing 14 percent with relatively stable blended ASPs. MirrorBit products grew to approximately half of net sales, up 28 percent from the previous quarter with a 21 percent sequential increase in average density. Serial Peripheral Interface (SPI) product sales doubled in the second quarter of 2007 compared to the prior quarter.

In the wireless division, net sales declined 13 percent sequentially to $338 million in the second quarter of 2007, due to the shipment of lower densities of RAM bundled with Spansion Flash memory products in MCPs, as well as continued ASP pressure. Units for WSD in the second quarter of 2007 were relatively flat. Average density in WSD rose sequentially by 11 percent, due in part to increased sales of MirrorBit ORNAND solutions for feature-rich wireless handsets, which increased 40 percent to $83 million and represented 25 percent of WSD net sales.

Additional Highlights

•	The company completed the sale of its older JV1 and JV2 facilities for approximately $200 million.

•	The company signed a joint development agreement with TSMC to begin development of MirrorBit technologies at 40nm and below.

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Spansion announced plans for its new MirrorBit Eclipse™ product family, combining MirrorBit NOR, ORNAND and Quad on a single die and reducing handset memory bill of materials (BOM) by up to 30 percent.

•	Spansion started volume deployment of its first wafers with increased Wafer Level Test, improving overall test productivity.

•	The company produced its first 300mm, 65nm wafers at its SP1 facility, and is on track to ship volume production out of SP1 at the end of the year.

Current Outlook

Spansion’s outlook for the third quarter of 2007 is based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

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While the overall pricing environment in the third quarter of 2007 remains uncertain, the company expects sequential net sales to increase in the third quarter due to positive seasonal trends and continued growth in CSID.

•	Due to the current pricing environment, the gross margin outlook for the third quarter 2007 remains uncertain.

•	The company remains committed to its long-term financial model.

Investor Conference Call

Spansion will host a conference call today, July 19, 2007, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available on the company’s investor relations web site at www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectation that sequential net sales will increase in the third quarter due to positive seasonal trends and continued growth in CSID. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; the highly cyclicality of the Flash memory market which has experienced severe downturns; that average selling prices may decline; that the company will not be able to reduce expenses; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND architecture- based Flash memory products for their applications; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company will fail to develop, or there will be a lack of customer acceptance of, MirrorBit ORNAND, MirrorBit Eclipse or MirrorBit Quad architecture-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company may not achieve facilities and capacity implementation schedules; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that the company may experience manufacturing constraints; the company’s reliance on third-party manufacturers may harm it; that industry overcapacity may affect the company’s prices and manufacturing capacity; intense competition in the Flash memory market could harm the company; that the company may be unable to diversify its customer base; that the company’s investments in research and development may not lead to timely improvements in technology; that the company may not maintain manufacturing efficiency; the company may not adequately protect its intellectual property; intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products; the lack of essential equipment or adequate supplies of satisfactory materials; the company’s operations in foreign countries may be subject to economic and geopolitical risks; the company’s and its suppliers’ worldwide operations could be subject to natural disasters and other business disruptions. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q/A for the fiscal quarter ended April 1, 2007. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Spansion®, the Spansion Logo® , MirrorBit®, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC. Spansion, the Spansion Logo and MirrorBit are registered in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contact:

Courtney Brigham

courtney.brigham@spansion.com

408.616.5056

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Jul. 1, 2007 (Unaudited)	Apr. 1, 2007 (Unaudited)	Jul. 2, 2006 (Unaudited)
Net sales	$609,172	$627,771	$655,352
Cost of sales	502,052	538,567	523,295

Gross profit	107,120	89,204	132,057
Other expenses:
Research and development	110,815	101,846	90,037
Sales, general and administrative	61,012	57,789	69,068

Operating loss	(64,707)	(70,431)	(27,048)
Interest income and other income (expense), net	11,672	8,931	(6,126)
Interest expense	(17,542)	(24,146)	(18,391)

Loss before income taxes	(70,577)	(85,646)	(51,565)
Benefit for income taxes	(3,676)	(10,167)	(2,806)

Net loss	$(66,901)	$(75,479)	$(48,759)

Net loss per common share

Basic and diluted	$(0.50)	$(0.56)	$(0.38)

Shares used in per share calculation

Basic and diluted	134,827	134,539	128,464

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Jul. 1, 2007	Apr. 1, 2007	Dec. 31, 2006*
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash, cash equivalents and marketable securities	$716,923	$701,500	$885,769
Accounts receivable, net	386,367	369,094	395,903
Inventories	478,245	475,859	455,840
Deferred income taxes	34,093	13,128	1,395
Prepaid expenses and other current assets	63,748	36,616	36,163

Total current assets	1,679,376	1,596,197	1,775,070

Property, plant and equipment, net	2,116,223	1,782,941	1,735,694
Deferred income taxes	17,646	17,675	13,556
Other assets	44,556	30,551	25,397

Total Assets	$3,857,801	$3,427,364	$3,549,717

Liabilities and Stockholders’ Equity

Current liabilities:
Note payable to banks under revolving loans	$—	$25,500	$33,608
Accounts payable and accrued liabilities	840,456	441,196	493,242
Accrued compensation and benefits	60,148	56,150	51,598
Income taxes payable	25,130	9,645	4,333
Deferred income on shipments to distributors	36,865	37,382	32,496
Current portion of long-term debt and capital lease obligations	51,438	74,358	74,766

Total current liabilities	1,014,037	644,231	690,043

Deferred income taxes	67	193	188
Long-term debt and capital lease obligations	1,121,817	1,000,495	1,009,673
Other long-term liabilities	37,893	11,941	4,053

Stockholders’ equity	1,683,987	1,770,504	1,845,760

Total liabilities and stockholders’ equity	$3,857,801	$3,427,364	$3,549,717

*	Derived from the December 31, 2006 audited financial statements of Spansion Inc.